Crane Co.	News

Contact:
Jason D. Feldman
Director, Investor Relations
203-363-7329
www.craneco.com

Crane Co. Reports First Quarter Results

STAMFORD, CONNECTICUT - April 25, 2016 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, reported first quarter 2016 earnings of $0.93 per diluted share, compared to $0.87 per share in the first quarter of 2015. Excluding Special Items, first quarter 2015 earnings per diluted share were $0.92. (Please see the attached Non-GAAP Financial Measures tables.)

First quarter 2016 sales were $660 million, a decrease of 3% compared to $679 million in the first quarter of 2015. The sales decline was comprised of a $13 million, or 2%, impact from unfavorable foreign exchange, and a core sales decline of $6 million, or 1%.

Operating profit in the first quarter was $85.5 million, down 1% compared to $86.0 million in the first quarter of 2015. Excluding Special Items, operating profit was $90.4 million in the first quarter of 2015. (Please see the attached Non-GAAP Financial Measures tables.)

The effective tax rate in the first quarter was 27.9%, down from 32.7% last year. The lower effective tax rate reflects changes in Japanese tax law, along with an expected favorable geographic mix of earnings.

"Our operating results in the first quarter were in line with our expectations. While Fluid Handling sales and orders remain depressed, market conditions and our margin performance were consistent with the outlook we provided earlier this year. We remain pleased with the continued strong performance from our other three segments, and we believe that we are on track to achieve our 2016 objectives. Consequently, we are reaffirming our previously issued full year guidance," said Max Mitchell, Crane Co. President and Chief Executive Officer.

Segment Results
All comparisons detailed in this section refer to operating results for the first quarter 2016 versus the first quarter 2015, excluding Special Items in 2015.

Fluid Handling

	First Quarter		Change
(dollars in millions)	2016	2015
Sales	$248	$276	$(27)	(10)%

Operating Profit	$25	$34	$(9)	(26)%
Operating Profit, before Special Items*	$25	$36	$(11)	(29)%

Profit Margin	10.3%	12.5%
Profit Margin, before Special Items*	10.3%	13.1%

*Please see the attached Non-GAAP Financial Measures tables

Sales decreased $27 million, driven by an $18 million, or -7%, core sales decline, and $9 million, or -3%, of unfavorable foreign exchange. Operating margin declined to 10.3%, compared to 13.1% last year, primarily reflecting the impact of lower volumes, and to a lesser extent, competitive pricing, partially offset by productivity and repositioning benefits. Fluid Handling order backlog was $263 million at March 31, 2016, compared to $267 million at December 31, 2015 and $304 million at March 31, 2015. On a constant-currency basis, backlog was approximately flat compared to the end of the prior quarter, and down -12% compared to the end of the first quarter of 2015.

Payment & Merchandising Technologies

	First Quarter		Change
(dollars in millions)	2016	2015
Sales	$172	$172	$—	—%

Operating Profit	$28	$21	$7	32%
Operating Profit, before Special Items*	$28	$23	$5	22%

Profit Margin	16.3%	12.3%
Profit Margin, before Special Items*	16.3%	13.3%

*Please see the attached Non-GAAP Financial Measures tables
Sales were flat, with a $4 million, or 2%, increase in core sales offset by unfavorable foreign exchange of $4 million, or -2%. Operating margin expanded 300 basis points to 16.3%, driven primarily by integration synergies, higher volumes and strong productivity.

Aerospace & Electronics

	First Quarter		Change
(dollars in millions)	2016	2015
Sales	$172	$162	$10	6%

Operating Profit	$33	$30	$3	10%
Operating Profit, before Special Items*	$33	$31	$2	7%

Profit Margin	19.3%	18.6%
Profit Margin, before Special Items*	19.3%	19.1%

*Please see the attached Non-GAAP Financial Measures tables
Sales increased $10 million, driven by a 6% increase in core sales. The core sales increase primarily reflects improvement in sales to the defense markets. Operating margin improved 20 basis points to 19.3%, primarily reflecting higher volumes and productivity, partially offset by higher planned engineering spending and unfavorable product mix. Aerospace & Electronics order backlog was $419 million at March 31, 2016, compared to $436 million at December 31, 2015 and $446 million at March 31, 2015.

Engineered Materials

	First Quarter		Change
(dollars in millions)	2016	2015
Sales	$68	$70	$(1)	(2)%

Operating Profit	$14	$14	$(1)	(4)%

Profit Margin	20.1%	20.5%
Sales decreased $1 million, driven by lower sales to the Recreational Vehicle market, partially offset by higher sales to the Transportation and Building Product markets. Operating margin declined 40 basis points to 20.1%, primarily reflecting lower volumes and competitive pricing, partially offset by strong productivity and lower material costs.

Reaffirming 2016 Guidance
Sales for 2016 are expected to approximate $2.7 billion, reflecting core sales in a range of -1.5% to +1.5%, and an approximate -2% impact from unfavorable foreign exchange. Earnings are expected to be in the range of $3.85-$4.15 per diluted share. Full year 2016 free cash flow (cash provided by operating activities less capital spending) is expected to be in a range of $190-$220 million. Compared to the first quarter, the effective tax rate and corporate expense are expected to revert to more normal levels for the remainder of 2016, in line with previously issued guidance. (Please see the attached Non-GAAP Financial Measures tables.)

Non-GAAP Items
Special Items in the first quarter of 2015 totaled $0.05 per share and consisted of the following after-tax items: $2 million, or $0.03 per share, of repositioning charges; and $1 million, or $0.02 per share, of restructuring and integration-related charges associated with the MEI acquisition.

For additional information, please see the attached Non-GAAP Financial Measures tables.

Additional Information
Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call
Crane Co. has scheduled a conference call to discuss the first quarter financial results on Tuesday, April 26, 2016 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website. Slides that accompany the conference call will be available on the Company’s website.

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the hydrocarbon processing, petrochemical, chemical, power generation, unattended payment, automated merchandising, aerospace, electronics, transportation and other markets. The Company has four business segments: Fluid Handling, Payment & Merchandising Technologies, Aerospace & Electronics and Engineered Materials. Crane has approximately 11,000 employees in the Americas, Europe, the Middle East, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and subsequent reports filed with the Securities and Exchange Commission.

(CR-E)
(Financial Tables Follow)